EXHIBIT 23.2




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I



October 18, 2005


U.S. Securities and Exchange Commission
Division of Corporate Finance
450 Fifth Street, N.W.
Washington, D.C. 20549


Re: Luna Technologies International, Inc.-S-8 Registration of 10,150,000 shares


Dear Sir/Madame:

As independent registered public accountants, we hereby consent to the inclusion or incorporation by reference in the Form S-8 Registration Statement of Luna Technologies International, Inc. of the following:

Our report dated March 31, 2005 to the Stockholders and Board of Directors on the financial statements of the Company as at December 31, 2004 and 2003 and for the years then ended included in the Company's filings on Forms 10-KSB.

In addition we also consent to the reference to our firm under the heading "Experts" in the Form S-8 Registration Statement.


Sincerely,

/s/ Dale Matheson Carr-Hilton Labonte

DALE MATHESON CARR-HILTON LABONTE
Chartered Accountants
Vancouver, British Columbia